UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2023 (March 8, 2023)

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charters)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Convertible Promissory Note

On March 8, 2023, we issued and sold a convertible promissory note with an aggregate principal amount of $4.5 million (the “Promissory Note”) in a private placement to Yorkville under the Standby Equity Purchase Agreement dated as of January 24, 2023 between us and Yorkville.

We intend to use the proceeds from the sale of the Promissory Note for working capital and other general corporate purposes or, if different, in a manner consistent with the application thereof described in our prospectus relating to the SEPA filed with the Securities and Exchange Commission on January 24, 2023, and included as a part of our Registration Statement on Form S-3.

The holder may convert the Promissory Note into shares of our Class A Common Stock (the “Common Stock”) at a conversion price of $0.50 (the “Conversion Price”) any time prior to the Maturity Date, subject to the terms and conditions of the Promissory Note, provided that there may be no such conversion if such conversion would cause the holder to beneficially own more than 4.99% of our common stock. The Promissory Note is to be repaid in four installments of $1,000,000 beginning on May 15, 2023 and ending on August 15, 2023 and one installment of $500,000 on September 15, 2023 (the “Maturity Date”). Interest shall not accrue on the outstanding principal balance of the Promissory Note unless and until there is an event of default, upon the occurrence of which, interest shall accrue at a rate of 15% per year until collected in full. The Promissory Note has a 10% original issue discount for gross proceeds of $4.05 million. Any repayments of the Promissory Note in cash carries a 5% redemption premium.

The foregoing description of the Promissory Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Promissory Note, a copy of which is filed with this Current Report on Form 8-K as Exhibit 4.1 hereto and is hereby incorporated herein by reference.

Standard Equity Purchase Agreement

On March 8, 2023, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, we have the right, but not the obligation, to sell to Yorkville up to $50,000,000 of its shares of Class A common stock, par value $0.00001 per share, at our any time during the commitment period commencing on March 8, 2023, and terminating on the earliest of (i) the first day of the month following the 24-month anniversary of the SEPA and (ii) the date on which Yorkville shall have made payment of any advances requested pursuant to the SEPA for shares of our Class A common stock equal to the commitment amount of $50,000,000. Each sale we request under the SEPA (an “Advance”) may be for a number of shares of Class A common stock equal to the greater of: (i) an amount equal to 100% of the average daily traded amount of the shares during the five Trading Day immediately preceding the delivery of a notice of an Advance (an “Advance Notice"), or (ii) 5,000,000 shares of common stock. The shares would be purchased at 95.0% of the Option 1 Market Price, which is the lowest VWAP (the daily volume weighted average price of our Class A common stock for the applicable date on the Nasdaq Capital Market as reported by Bloomberg L.P. during regular trading hours) in each of the three consecutive trading days commencing on the trading day following our submission of an Advance Notice to Yorkville, or 92.0% of the Option 2 Market Price, which is the VWAP during the period commencing upon receipt of such Advance Notice and ending on 4:00 p.m. on such day. An Advance with an Option 2 Market Price can only be selected with the consent of Yorkville. The purchase would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it owning more than 9.99% of our Class A common stock or any shares that, aggregated with any related transaction, would exceed 48,119,674, which amount is equal to 19.9% of all shares of common stock outstanding on the date of the SEPA, unless shareholder approval was obtained allowing for issuances in excess of such amount (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including to the extent that (and only for so long as) the average price for all shares of Class A common stock purchased pursuant to the SEPA shall equal or exceed the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)).

In addition, subject to Yorkville’s consent, we may, from time to time, request pre-advance loans (each, a “Pre-Advance Loan”) from Yorkville, in the aggregate not to exceed $50,000,000 and pursuant to the terms and conditions set forth in the SEPA and an accompanying form of promissory note attached thereto. Pre-Advance Loans may be repaid with cash (including the proceeds of an Advance) or in shares of Class A common stock if the holder elects to convert the promissory note issued in connection with such Pre-Advance Loan.

In connection with the execution of the SEPA, we agreed to pay a commitment fee of $750,000 as consideration for its irrevocable commitment to purchase the shares of Class A common stock upon the terms and subject to the satisfaction of the conditions set forth in the SEPA. Such commitment fee shall be paid in installments in the amount of $50,000 each, which shall be paid from the proceeds of each Advance, provided that any unpaid portion of the Commitment Fee shall be due and payable on the 6-month anniversary of the date hereof.

The foregoing is a summary description of certain terms of the SEPA. For a full description of all terms, please refer to the copy of the SEPA that is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A common stock, nor shall there be any sale of shares of Class A common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Subscription Agreement

On March 13, 2023, we entered into a subscription agreement with Salvatore Palella (the “Buyer”), pursuant to which the Buyer agreed to purchase 3,000 shares of our Series B Preferred Stock for an aggregate purchase price of $500.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Standby Equity Purchase Agreement” and “Convertible Promissory Note” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Standard Equity Purchase Agreement,” “Convertible Promissory Note,” and “Subscription Agreement” is incorporated herein by reference.

On March 8, 2023, we issued and sold the Promissory Note to Yorkville in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We offered and sold the Promissory Note to Yorkville in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act without the involvement of any underwriter. We relied on this exemption from registration based in part on representations made by Yorkville in the Supplemental Agreement and the SEPA.

On March 13, 2023, we issued and sold the Series B Preferred Stock to Salvatore Palella in a private placement pursuant to the exemption from the registration requirements of the Securities Act. We offered and sold the Series B Preferred Stock to Salvatore Palella in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act without the involvement of any underwriter.

Item 3.03 Material Modification to Rights of Security Holders.

Our Board of Directors approved the creation of a new series of preferred stock, and on March 13, 2023, we filed a Certificate of Designation of Preferences, Rights, and Limitations of Series B Preferred Stock with the Secretary of State of Delaware. We are authorized to issue 3,000 shares of Series B Preferred Stock. The shares have no voting rights, other than as required by the laws of Delaware, except that such shares are entitled to 80,000 votes each on a vote at a shareholder meeting on whether to enact a reverse stock split. Holders of our Common Stock are required to vote any proposal for a reverse stock split on a “mirrored” basis. This means that the holder are required to cast their votes “For” and “Against” each such proposal in the same proportions as the holders of our Common Stock eligible and voting at the Special Meeting cast their votes, in the aggregate. For example, if a holder of Series B Preferred Stock is entitled to cast 80,000 votes on a reverse stock split proposal, and the holders of our Common Stock eligible and voting cast their ballots 90% “For” the proposal and 10% “Against,” the Series B Preferred Stockholder’s 80,000 votes are required to be cast 72,000 votes “For” and 8,000 votes “Against.” Immediately upon the approval of a reverse stock split, the shares of Series B Preferred Stock will be redeemed for $0.01 per share.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
3.1	Certificate of Designation of Preferences, Rights, and Limitations of Series B Preferred Stock filed on March 13, 2023
4.1	Convertible Promissory Note dated as of March 8, 2022, between the Company and YA II PN, Ltd.
10.1	Standby Equity Purchase Agreement, dated March 8, 2023, between the Company and Yorkville
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2023

HELBIZ, INC.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer